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Exhibit (a)(1)(xii)

KUDELSKI GROUP PROVIDES ADDITIONAL DETAILS REGARDING PREMIUM TENDER OFFER TO ACQUIRE OPENTV

Files Additional Materials on Transaction;
Encourages Shareholders to Act Before November 6 Expiration

Cheseaux, Switzerland—October 26, 2009—The Kudelski Group (SIX: KUD.VX) today is filing with the U.S. Securities and Exchange Commission additional presentation materials supporting Kudelski's tender offer commenced on October 5, 2009 to acquire all outstanding Class A shares of OpenTV Corp. (NASDAQ: OPTV) not already owned by Kudelski or its subsidiaries for US$1.55 per share in cash. The presentation is available now at www.opentvvalue.com.

As detailed in Kudelski's materials, the tender offer provides all OpenTV shareholders an attractive exit option based on the following key factors: (1) the offer provides significant premiums versus recent and unaffected OpenTV trading levels and enterprise values, (2) OpenTV is not favorably positioned as a standalone public company and will need to invest significantly in the business to ensure its mid- and long-term sustainability, (3) the required investment at OpenTV will likely diminish OpenTV's profitability and may negatively impact shareholder value in the near-term, (4) the offer provides the only near-term solution to an otherwise illiquid security, particularly for the larger institutional shareholders, and (5) Kudelski expects OpenTV will become even more illiquid as a result of the tender offer.

As disclosed in a Schedule 14D-9 filed with the SEC on October 20, 2009, the OpenTV board of directors is remaining neutral regarding the tender offer and recommends each shareholder make their own decision on the offer based on all available information. Kudelski continues to encourage OpenTV shareholders to act before the tender offer and withdrawal rights expire at 5:00 pm New York City time on Friday, November 6, 2009.

About The Kudelski Group
The Kudelski Group (SIX: KUD.VX) is a world leader in digital security and convergent media solutions for the delivery of digital and interactive content. Its technologies are used in a wide range of services and applications requiring access control and rights management to secure the revenue of content owners and service providers for digital television and interactive applications across broadcast, broadband and mobile delivery networks. The Kudelski Group is also a world technology leader in the area of access control and management of people or vehicles to sites and events. It additionally offers professional recorders and high-end Hi-Fi products. The Kudelski Group is headquartered in Cheseaux-sur-Lausanne, Switzerland. Please visit www.nagra.com for more information.

IMPORTANT INFORMATION
This communication does not constitute an offer to buy or a solicitation of an offer to sell any securities. Kudelski SA and Kudelski Interactive Cayman, Ltd., a subsidiary of Kudelski SA, have filed a Tender Offer Statement and Rule 13e-3 Transaction Statement on Schedule TO with the SEC containing an offer by Kudelski Interactive Cayman, Ltd. to purchase all of the outstanding Class A shares of OpenTV not owned by Kudelski SA or its subsidiaries for US$1.55 per share. The tender offer and withdrawal rights are scheduled to expire at 5:00 pm New York City time on Friday, November 6, 2009, unless extended as described in the offer to purchase filed with the SEC. The tender offer is being made solely by means of the offer to purchase, and the exhibits filed with respect thereto (including the letter of transmittal), which contain the full terms and conditions of the tender offer. OpenTV shareholders are urged to read carefully in their entirety those and other documents filed with the SEC, as they may be amended, because they contain important information about the tender offer. OpenTV shareholders can obtain copies of all materials filed by Kudelski SA with the SEC free of charge at the SEC's website, www.sec.gov, or by calling MacKenzie Partners, Inc., the Information Agent for the tender offer, toll-free at 800-322-2885. Shareholders can also access these and other materials related to the tender offer at www.opentvvalue.com.

This communication contains forward-looking statements that involve certain risks and uncertainties that are difficult to predict. These statements are based on current expectations of Kudelski and its affiliates and currently available information. They are not guarantees of future performance and are based upon assumptions as to future events that may not prove to be accurate.

Investor contacts:	Media contacts:
Santino Rumasuglia	Daniel Herrera (European media)
Kudelski Group	Kudelski Group
+41-21-732-01-24	+41-21-732-01-81

Amy Bilbija/Bob Marese	Andrew Cole/Diane Henry (US media)
MacKenzie Partners	Sard Verbinnen & Co
650-798-5206/212-929-5500	415-618-8750

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  Exhibit (a)(1)(xii)
KUDELSKI GROUP PROVIDES ADDITIONAL DETAILS REGARDING PREMIUM TENDER OFFER TO ACQUIRE OPENTV
Files Additional Materials on Transaction; Encourages Shareholders to Act Before November 6 Expiration